HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/13/07]

[$524,425,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$524,425,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date.  The final numbers will be found in the prospectus supplement.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:  592

Total Outstanding Loan Balance ($):  108,846,256

Total Expected-Collateral Balance ($):  550,000,100

Total Expected Collateral Balance -Selection ($):  106,441,593

Average Loan Current Balance ($):  183,862

:

Weighted Average Original LTV (%) *:  82.7

Weighted Average Coupon (%):  7.93

Arm Weighted Average Coupon (%):  7.80

Fixed Weighted Average Coupon (%):  8.28

Weighted Average Margin (%):  5.22

Weighted Average FICO (Non-Zero):  627

Weighted Average Age (Months):  4

:

% First Liens:  95.9

% Second Liens:  4.1

% Arms:  73.7

% Fixed:  26.3

% Interest Only:  18.4

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	6	1,984,421	1.8	5.90	80.0	663
6.01-6.50	19	5,261,886	4.8	6.31	75.6	646
6.51 - 7.00	73	18,307,604	16.8	6.84	76.8	650
7.01 - 7.50	101	23,977,139	22.0	7.31	77.0	629
7.51 - 8.00	110	24,084,052	22.1	7.81	83.1	634
8.01 - 8.50	37	6,959,652	6.4	8.31	84.9	625
8.51 - 9.00	55	9,214,746	8.5	8.80	86.2	588
9.01 - 9.50	44	6,598,241	6.1	9.32	92.6	593
9.51 - 10.00	56	7,106,577	6.5	9.80	93.7	597
10.01 - 10.50	32	2,069,060	1.9	10.28	97.6	627
10.51 - 11.00	12	962,964	0.9	10.68	99.6	624
11.01 - 11.50	13	600,105	0.6	11.40	99.7	654
11.51 – 12.00	16	747,072	0.7	11.66	98.1	623
12.01 >=	18	972,736	0.9	12.66	99.8	611
Total:	592	108,846,256	100.0	7.93	82.7	627
Max: 13.30
Min: 5.65
Wgt Avg: 7.93

FICO	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
501 - 525	13	2,146,484	2.0	8.65	71.7	521
526 - 550	31	5,260,398	4.8	8.56	75.2	539
551 - 575	38	6,840,547	6.3	9.35	81.1	563
576 - 600	93	17,515,904	16.1	8.40	85.1	590
601 - 625	135	22,884,789	21.0	8.13	84.4	612
626 - 650	98	17,589,298	16.2	7.78	81.6	639
651 - 675	98	19,622,483	18.0	7.39	82.0	661
676 - 700	55	10,561,819	9.7	7.54	83.7	686
701 - 725	19	4,727,951	4.3	7.22	85.8	709
726 - 750	8	1,200,826	1.1	7.65	77.8	730
751 -775	4	495,756	0.5	8.68	95.3	765
Total:	592	108,846,256	100.0	7.93	82.7	627
Max: 769
Min: 508
Wgt Avg: 627

Scheduled Balance	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50,000	73	2,248,821	2.1	10.71	98.8	646
50,001 - 100,000	93	7,095,478	6.5	9.67	87.6	618
100,001 - 150,000	116	14,200,893	13.0	3.11	82.5	613
150,001. - 200,000	106	18,527,105	17.0	7.90	81 7	620
200,001 - 250,000	62	14,007,753	12.9	7.77	81.1	621
250,001 - 300,000.	38	10,628,371	9.8	7.59	81.9	635
300,001 - 350,000	37	11,885,672	10.9	7.72	83.5	626
350,001 - 400,000	23	8,568,613	7.9	7.73	82.6	633
400,001 - 450,000	17	7,228,588	6.6	7.81	83.2	635
450,001 - 500,000	12	5,670,407	5.2	7.39	82.1	642
500,001 - 550,000	9	4,755,332	4.4	7.18	79.8	640
550,001 - 600,000	2	1,143,894	1.1	6.66	82.5	654
650,001 - 700,000	2	1,371,563	1.3	7.50	73.0	658
700,001 - 750,000	1	704,735	0.6	6.35	71.6	635
750,001 >=	1	809,030	0.7	7.88	90.0	652
Total:	592	108,846,256	100.0	7.93	82.7	627
Max: 809,029.62
Min: 15,572.62
Avg: 183,861.92

Original LTV (%) *	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	11	1,508,807	1.4	7.30	44.7	601
50.1 - 55.0	5	740,671	0.7	7.65	53.6	577
55.1 - 60.0	16	3,294,752	3.0	7.04	57.5	625
60.1 - 65.0	13	2,585,202	2.4	7.54	63.2	594
65.1 - 70.0	22	4,800,606	4.4	7.67	68.6	592
70.1 - 75.0	28	5,929,031	5.4	7.32	73.7	598
75.1 - 80.0	189	44,297,116	40.7	7.37	79.8	643
80.1 - 85.0	27	6,375,667	5.9	7.50	84.5	615
85.1 - 90.0	93	19,189,256	17.6	8.24	89.9	617
90.1 - 95.0	39	6,769,497	6.2	8.86	94.9	630
95.1 - 100.0	149	13,355,650	12.3	9.83	99.9	631
Total:	592	108,846,256	100.0	7.93	82.7	627
Max: 100.0
Min: 34.3
Wgt Avg: 82.7

Prepay Penalty in Years	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	215	38,080,122	35.0	8.20	82.8	627
1.00	26	6,319,517	5.8	8.16	81.8	627
2.00	228	40,814,061	37.5	7.90	85.1	626
3.00	123	23,632,556	21.7	7.48	78.6	627
Total:	592	108,846,256	100.0	7.93	82.7	627

Documentation Type	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	421	70,902,408	65.1	7.96	83.2	615
Reduced	95	18,194,246	16.7	7.87	82.7	657
Stated Income /Stated Assets	56	15,671,401	14.4	7.99	81.1	629
No Income /No Assets	20	4,078,201	3.7	7.44	80.6	694
Total:	592	108,846,256	100.0	7.93	82.7	627

Occupancy Status	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	554	102,018,994	93.7	7.92	82.8	626
Second Home	6	1,596,592	1.5	8.54	92.9	659
Investor	32	5,230,670	4.8	7.91	77.4	639
Total:	592	108,846,256	100.0	7.93	82.7	627

State	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	61	18,329,149	16.8	7.14	79.3	641
Illinois	44	9,089,249	8.4	8.15	83.7	630
Florida	43	8,442,756	7.8	7.89	83.6	634
Arizona	32	6,799,864	6.2	7.77	83.0	632
New Jersey	25	6,453,187	5.9	7.76	77.2	628
Virginia	32	6,392,505	5.9	8.40	86.1	602
Maryland	31	6,272,658	5.8	7.87	77.8	601
New York	19	4,973,775	4.6	7.81	81.2	646
Georgia	21	3,837,947	3.5	8.86	88.3	622
Texas	31	3,565,722	3.3	8.34	84.7	631
Washington	13	3,074,154	2.8	7.34	80.4	636
Pennsylvania	26	3,042,784	2.8	7.92	82.2	627
Nevada	13	2,720,297	2.5	7.92	83.0	643
North Carolina	21	2,134,195	2.0	8.28	83.3	624
Wisconsin	12	2,009,515	1.8	8.56	90.8	632
Other	168	21,708,501	19.9	8.28	85.2	616
Total:	592	108,846,256	100.0	7.93	82.7	627

Purpose	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	247	43,184,812	39.7	7.96	85.9	646
Refinance - Rate Term	20	4,015,991	3.7	7.69	79.2	621
Refinance - Cashout	325	61,645,452	56.6	7.92	80.7	614
Total:	592	108,846,256	100.0	7.93	82.7	627

Product	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	203	42,059,192	38.6	7.85	83.9	630
Arm 2/28 - Balloon 40/30	103	27,492,872	25.3	7.91	84.2	622
Ann 3/27	11	2,311,735	2.1	7.80	84.1	627
Ann 3/27 - Balloon 40/30	2	427,198	0.4	7.62	71.5	600
Ann 5/25	25	6,703,209	6.2	7.21	81.4	652
Ann 5/25 - Balloon 40/30	6	1,251,977	1.2	7.06	83.5	639
Fixed Balloon 40/30	24	5,737,490	5.3	7.59	76.7	620
Fixed Rate	218	22,862,583	21.0	8.46	80.6	620
Total:	592	108,846,256	100.0	7.93	82.7	627

Property Type	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	528	95,809,729	88.0	7.94	82.9	624
Condo	39	7,114,495	6.5	7.88	85.1	644
2 Family	14	3,375,167	3.1	7.61	77.8	648
3-4 Family	10	2,436,466	2.2	7.89	73.6	645
PUD	1	110,398	0.1	9.55	100.0	589
Total:	592	108,846,256	100.0	7.93	82.7	627

Margin (%)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 - 4.00	36	10,437,127	13.0	6.78	79.3	673
4.01 - 4.50	29	8,049,904	10.0	6.76	77.5	660
4.51 - 5.00	68	16,526,727	20.6	7.15	78.1	633
5.01 - 5.50	65	15,277,920	19.0	7.68	83.5	628
5.51 - 6.00	46	10,817,675	13.5	8.19	86.1	616
6.01 - 6.50	24	6,236,060	7.8	8.64	87.5	603
6.51 - 7.00	32	5,603,260	7.0	9.20	92.7	587
7.01 - 7.50	34	5,068,179	6.3	9.61	95.4	605
7.51 - 8.00	12	1,464,542	1.8	10.00	96.8	585
8.01 - 8.50	3	682,310	0.9	10.53	100.0	600
8.51 - 9.00	1	82,479	0.1	10.95	94.9	578
Total:	350	80,246,182	100.0	7.80	83.7	629
Max: 8.54
Min: 1.59
Wgt Avg: 5.22

Months to Rate Reset	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
16 - 18	6	1,338,154	1.7	8.19	88.3	625
19 - 21	300	68,213,909	85.0	7.87	83.9	627
31 - 33	13	2,738,933	3.4	7.78	82.1	623
37>=	31	7,955,186	9.9	7.19	81.7	650
Total:	350	80,246,182	100.0	7.80	83.7	629
Max: 56
Min: 17
Wgt Avg: 24

Maximum Rate (%)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
11.51 - 12.00	4	1,274,897	1.6	5.85	77.5	671
12.01 - 12.50	13	3,634,966	4.5	6.27	77.5	656
12.51 – 13.00	55	14,639,820	18.2	6.83	78.3	654
13.01 - 13.50	78	18,898,989	23.6	7.32	78.6	636
13.51 - 14.00	71	17,743,123	22.1	7.80	85.2	634
14.01 - 14.50	25	5,163,925	6.4	8.32	87.5	623
14.51 - 15.00	27	6,732,075	8.4	8.79	87.6	588
15.01 - 15.50	34	5,585,816	7.0	9.32	93.1	594
15.51 - 16.00	33	5,106,613	6.4	9.75	95.6	599
16.01 - 16.50	6	877,394	1.1	10.35	98.7	594
16.51 - 17.00	4	588,564	0.7	10.66	99.3	587
Total:	350	80,246,182	100.0	7.80	83.7	629
Max: 16.95
Min: 11.65
Wgt Avg: 13.80

Minimum Rate (%)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	4	1,274,897	1.6	5.85	77.5	671
6.01 - 6.50	13	3,634,966	4.5	6.27	77.5	656
6.51 - 7.00	55	14,639,820	18.2	6.83	78.3	654
7.01 - 7.50	78	18,898,989	23.6	7.32	78.6	636
7.51 - 8.00	71	17,743,123	22.1	7.80	85.2	634
8.01 - 8.50	25	5,163,925	6.4	8.32	87.5	623
8.51 - 9.00	27	6,732,075	8.4	8.79	87.6	588
9.01 - 9.50	34	5,585,816	7.0	9.32	93.1	594
9.51 - 10.00	33	5,106,613	6.4	9.75	95.6	599
10.01 - 10.50	6	877,394	1.1	10.35	98.7	594
10.51 - 11.00	4	588,564	0.7	10.66	99.3	587
Total:	350	80,246,182	100.0	7.80	83.7	629
Max: 10.95
Min: 5.65
Wgt Avg: 7.80

Initial Periodic Cap (%)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
3.00	350	80,246,182	100.0	7.80	83.7	629
Total:	350	80,246,182	100.0	7.80	83.7	629
Wgt Avg: 3.00

Subsequent Periodic Cap (%)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	350	80,246,182	100.0	7.80	83.7	629
Total:	350	80,246,182	100.0	7.80	83.7	629
Wgt Avg: 1.00

Interest Only Period (Months)	No. of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	523	88,782,403	81.6	8.10	83.2	622
60	69	20,063,853	18.4	7.16	80.5	650
Total:	592	108,346,256	100.0	7.93	82.7	627